Exhibit 5.1

[K&L GATES LETTERHEAD]

August 3, 2007

Inovio Biomedical Corporation
11494 Sorrento Valley Road
San Diego, California 92121

Re: Prospectus Supplement No. 5 to Prospectus dated May 25, 2006

Ladies and Gentlemen:

You have requested our opinions as to the matters set forth below in connection with the filing by Inovio Biomedical Corporation, a Delaware corporation (the “Company”), of Prospectus Supplement No. 5 dated August 3, 2007 (the “Prospectus Supplement”) to the Company’s Prospectus dated May 25, 2006 (the “Prospectus”) included as part of the Company’s Registration Statement on Form S-3 (SEC File No. 333-134084) that was declared effective by the Securities and Exchange Commission (the “SEC”) on May 25, 2006 (the “Registration Statement”).  The Prospectus Supplement covers the offering and sale of up to of up to 230,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), warrants to purchase up to 150,000 shares of the Company’s common stock at an exercise price of $3.00 per share (the “Warrants”), and up to 150,000 shares of the Company’s common stock issuable upon the exercise of such warrants (the “Warrant Shares”).

In connection with rendering our opinions set forth below, we have examined the Registration Statement, including the exhibits filed therewith, the Prospectus, the Prospectus Supplement, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, the corporate resolutions or other actions of the Company that authorize and provide for the issuance and sale of the Shares, Warrants and Warrant Shares, and that certain letter agreement dated as of August 3, 2007 (the “Agreement”) under which the Shares, Warrants and Warrant Shares are to be issued and sold, and, subject to the limitations and qualifications expressed elsewhere in this letter, we have made such other investigations as we have deemed necessary or appropriate.  As to certain matters of fact that are material to our opinions, we have examined and relied upon certificates of public officials and on a certificate of officers of the Company.  We have not independently established any of the facts so relied on.

For purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including the assumptions as to the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have not verified any of those assumptions.

Our opinions set forth below are limited to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.  We, however, are not licensed to practice law in the State of Delaware.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Inovio Biomedical Corporation
August 3, 2007

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Shares are duly authorized for issuance by the Company and when issued and sold in accordance with the Registration Statement, the Prospectus, Prospectus Supplement and the Agreement will be validly issued, fully paid, and nonassessable;

2. The Warrants are duly authorized for issuance by the Company and when issued and sold in accordance with the Registration Statement, the Prospectus, Prospectus Supplement and the Agreement will be validly issued and binding obligations of the Company; and

3. The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and when the Warrant Shares are issued following issuance of the Warrants and in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are rendered as of the date of this letter.  We assume no obligation to update or supplement our opinions to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Prospectus Supplement.  You may not rely on this opinion letter in any other connection, and it may not be furnished or relied upon by any other person for any purpose, without our specific prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP
Kirkpatrick & Lockhart Preston Gates Ellis LLP